As filed with the Securities and Exchange Commission on July 26, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Caribou Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	45-3728228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2929 7th Street, Suite 105 Berkeley, CA	94710
(Address of Principal Executive Offices)	(Zip Code)

Caribou Biosciences, Inc. 2021 Equity Incentive Plan

Caribou Biosciences, Inc. 2013 Equity Incentive Plan, as amended and restated

Caribou Biosciences, Inc. 2021 Employee Stock Purchase Plan

(Full Title of the Plan)

Rachel E. Haurwitz, Ph.D.

President and Chief Executive Officer

Caribou Biosciences, Inc.

2929 7th Street, Suite 105

Berkeley, California 94710

(510) 982-6030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ashok W. Mukhey, Esq. Wendy A. Grasso, Esq. Reed Smith LLP 1901 Avenue of the Stars, Suite 700 Los Angeles, California 90067 Telephone: (310) 734-5200	Barbara McClung Caribou Biosciences, Inc. 2929 7th Street, Suite 105 Berkeley, California 94710 Telephone: (510) 982-6030, Ext. 117	Jeffrey G. Aromatorio, Esq. Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 Telephone: (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share
Shares issuable upon future grant under the 2021 Equity Incentive Plan	6,134,526(2)	$16.00(3)	$98,152,416(3)	$10,708.43
Shares issuable upon the exercise of outstanding options and future grants under the 2013 Equity Incentive Plan	4,703,750(4)	$3.48(5)	$16,369,050(5)	$1,785.86
Shares issuable upon future grants under the 2021 Employee Stock Purchase Plan	511,000(6)	$13.60(7)	$6,949,600(7)	$758.20
Total	11,349,276		$121,471,066	$13,252.49

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Caribou Biosciences, Inc. 2013 Equity Incentive Plan, as amended and restated (“2013 EIP”), 2021 Equity Incentive Plan (“2021 EIP”), and 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)

Represents shares of Common Stock reserved for issuance under the 2021 Plan. Pursuant to the terms of the 2021 Plan, any shares subject to outstanding stock options or other stock awards under the 2013 Plan that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or are otherwise returned to the Registrant, or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award will become available for issuance pursuant to awards granted under the 2021 Plan. See footnote 4 below.

(3)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $16.00 per share, which is the initial public offering price of the Common Stock offered pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604) that was declared effective on July 22, 2021 (the “IPO Price”).

(4)

Represents shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s 2013 EIP. No further option grants will be made under the 2013 Plan and any shares that (i) expire or terminate for any reason prior to exercise or settlement, (ii) are forfeited because of the failure to meet a contingency or condition required to vest such shares or are otherwise returned to the Registrant, or (iii) are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award will become available for issuance pursuant to awards granted under the Registrant’s 2021 EIP. See footnote 2 above.

(5)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such shares.

(6)	Represents shares of Common Stock reserved for issuance under the Registrant’s 2021 ESPP.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $13.60 per share, which is 85% of the IPO Price (the percentage of the price per share applicable to purchases under the 2021 ESPP).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Caribou Biosciences, Inc. is sometimes referred to as “Registrant,” “we,” “us,” or “our.”

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Caribou Biosciences, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act, on July 23, 2021, relating to the Registration Statement on Form S-1 (File No. 333-257604), as amended, filed with the Commission on July 1, 2021, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on July 19, 2021 (File No. 001-40631) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the initial public offering permits indemnification of our directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the initial public offering provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees, and other agents, in each case to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and executive officers, whereby it has agreed to indemnify its directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director or officer of the Registrant, if such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant under which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains insurance policies that indemnify its directors and executive officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

2.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Exhibit Description

4.1	Fourth Amended and Restated Certificate of Incorporation, as amended, as currently in effect (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604), filed with the Commission on July 1, 2021).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Registrant, effecting a forward stock split, effective as of July 15, 2021 (incorporated herein by reference to Exhibit 3.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604), filed with the Commission on July 19, 2021).

4.3	Form of Amended and Restated Certificate of Incorporation, to be in effect upon the closing of the Registrant’s initial public offering of Common Stock (incorporated herein by reference to Exhibit 3.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604), filed with the Commission on July 19, 2021).

4.4	Bylaws, as currently in effect (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604), filed with the Commission on July 1, 2021).

4.5	Form of Amended and Restated Bylaws, to be in effect upon the closing of the Registrant’s initial public offering of Common Stock (incorporated herein by reference to Exhibit 3.5 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604) filed with the Commission on July 19, 2021).

5.1	Opinion of Reed Smith LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Reed Smith LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	2013 Equity Incentive Plan (as originally adopted)

99.2	2013 Equity Incentive Plan (as amended May 12, 2016)

99.3	2013 Equity Incentive Plan, as amended and restated April 3, 2019 (as amended March 1, 2021) (incorporated by reference to Exhibit 10.41 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604), filed with the Commission on July 19, 2021)

99.4	Form Stock Option Agreement under the 2013 Equity Incentive Plan (as originally adopted and as amended May 12, 2016)

99.5	Form Stock Option Agreement under the 2013 Equity Incentive Plan, as amended and restated April 3, 2019 (incorporated herein by reference to Exhibit 10.42 to the Registrant’s Registration Statement on Form S-1 (File No. 333-257604), filed with the Commission on July 1, 2021)

99.6	2021 Equity Incentive Plan

99.7	2021 Employee Stock Purchase Plan

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkley, State of California, on this 26th day of July, 2021.

Caribou Biosciences, Inc.

By:	/s/ Rachel E. Haurwitz
Rachel E. Haurwitz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Rachel E. Haurwitz, Barbara G. McClung, and Jason V. O’Byrne and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Rachel E. Haurwitz Rachel E. Haurwitz	President and Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2021

/s/ Jason O’Byrne Jason V. O’Byrne	Chief Financial Officer (Principal Financial Officer)	July 26, 2021

/s/ Ryan Fischesser Ryan Fischesser	Controller (Principal Accounting Officer)	July 26, 2021

/s/ Scott Braunstein Scott Braunstein	Director	July 26, 2021

/s/ Andrew Guggenhime Andrew Guggenhime	Director	July 26, 2021

/s/ Jeffrey Long-McGie Jeffrey Long-McGie	Director	July 26, 2021

/s/ Natalie R. Sacks Natalie R. Sacks	Director	July 26, 2021